Exhibit 10.8

BLUE APRON HOLDINGS, INC.

STOCK OPTION AGREEMENT

Blue Apron Holdings, Inc. (the “Company”) hereby grants the following stock option pursuant to its 2017 Equity Incentive Plan and subject to the terms and conditions attached hereto and incorporated herein by reference.

Notice of Grant

Name of optionee (the “Participant”):
Grant Date:
Number of shares of Company Stock subject to this option (“Shares”):	[insert number of shares]
Option exercise price per Share:(1)
Type of Option:	[Incentive stock option/Nonstatutory Stock Option]
Number, if any, of Shares that vest immediately on the grant date:
Shares that are subject to vesting schedule:
Vesting Start Date:
Final Exercise Date: (2)

Vesting Schedule:

Vesting Date	Shares that Vest

All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

This option satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

BLUE APRON HOLDINGS, INC.

By:
Signature of Participant	Name:
Title:

(1)                                 This must be at least 100% of the fair market value of a share of the applicable class of Company Stock covered by the option on the date of grant (or 110%, in the case of an option that is intended to be an incentive stock option (an “ISO”) under Section 422 of the Code that is granted to a Participant that owns more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary (a “10% Shareholder”)).

(2)                                 The Final Exercise Date must be no more than 10 years (5 years in the case of an ISO granted to a 10% Shareholder) from the date of grant.  The correct approach to calculate the final exercise date is to use the day immediately prior to the date ten years out from the date of the stock option award grant (5 years in the case of an ISO granted to a 10% stockholder).  For example, an award granted to someone on April 1, 2017 would expire on March 31, 2027 (not on April 1, 2027).

Street Address

Street Address

City/State/Zip Code

 BLUE APRON HOLDINGS, INC.

Stock Option Agreement

Incorporated Terms and Conditions

1.                                      Grant of Option.

This agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this agreement (the “Notice of Grant”), to the Participant of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2017 Equity Incentive Plan (the “Plan”), the number of Shares set forth in the Notice of Grant of Class A Common Stock, $0.0001 par value per share, of the Company (“Company Stock”), at the exercise price per Share set forth in the Notice of Grant.  Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the Final Exercise Date set forth in the Notice of Grant (the “Final Exercise Date”).

If so specified in the Notice of Grant, it is intended that the option evidenced by this agreement shall be an incentive stock option (an “ISO”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”), to the maximum extent permitted by law.  To the extent that this option does not qualify as an ISO, or is designated in the Notice of Grant as a nonstatutory stock option, this option shall be treated as a nonstatutory stock option.

Except as otherwise indicated by the context, the term “Participant,” as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.                                      Vesting Schedule.

This option will become exercisable (“vest”) in accordance with the vesting schedule set forth in the Notice of Grant.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.                                      Exercise of Option.

(a)                                 Form of Exercise.  Each election to exercise this option shall be in writing, in the form of the Stock Option Exercise Notice attached hereto as Annex A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, or in such other form (which may be electronic) as is approved by the Company, together with payment in full in the manner provided in the Plan.  The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional Share.

(b)                                 Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, director or officer of, or consultant or advisor to, the Company or its applicable subsidiary or affiliate, as applicable, the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).  For purposes of the remainder of this Section 3, references to the Company shall include any applicable subsidiary or affiliate of the Company.

(c)                                  Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.  Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment agreement, consulting agreement, confidentiality, nondisclosure or invention assignment agreement, severance agreement or other employment-related agreement between the Participant and the Company, the right to exercise this option shall, upon the Company’s delivery of notice thereof to the Participant, terminate effective as of such violation.

(d)                                 Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not prior to such death or disability terminated its relationship with the Participant for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death, by a Designated Beneficiary (as defined in the Plan)), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)                                  Termination for Cause.  If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for Cause (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment or other relationship.  If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment or other relationship by the Company for Cause, and the effective date of such termination is subsequent to the date of delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment or other relationship shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination).  If the Participant is subject to an individual employment, consulting, severance or other employment-related agreement with the Company, or eligible to participate in a Company severance plan or arrangement, in any case which agreement, plan or arrangement contains a definition of “cause” for termination of employment or other relationship, “Cause” shall have the meaning ascribed to such term in such agreement, plan or arrangement.  Otherwise, “Cause” shall mean (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company public disgrace or disrepute, or materially and adversely affects the Company’s operations or financial performance or the relationship the Company has with its customers, (ii) gross negligence or willful misconduct with respect to the Company, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his or her employment; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company (other than due to a disability (within the meaning of Section 22(e)(3) of the Code)), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to the Company, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; or (vi) any breach of any obligation or duty to the Company (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights.

4.                                      Tax Matters.

(a)                                 Withholding.  No Shares of Company Stock will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

(b)                                 Disqualifying Disposition.  If this option is an ISO and if the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

5.                                      Transfer Restrictions.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6.                                      Provisions of the Plan.

This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which can be obtained by the Participant by emailing stockadmin@blueapron.com.

7.                                      Miscellaneous.

(a)                                 Authority of Compensation Committee.  In making any decisions or taking any actions with respect to the matters covered by this agreement, the Compensation Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan.  All decisions and actions by the Compensation Committee with respect to this agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Participant.

(b)                                 No Right to Continued Service.  The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of this option is contingent upon his or her continued status as an Eligible Participant, this agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company or any subsidiary or other affiliate of the Company.

(c)                                  Participant’s Acknowledgements.  The Participant acknowledges that he or she: (i) has read this agreement; (ii) has been represented in the preparation, negotiation and execution of this agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this agreement; and (iv) is fully aware of the legal and binding effect of this agreement.

(d)                                 Governing Law; Dispute Resolution.  This agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.  Any dispute or claim arising out of this agreement shall be submitted for resolution consistent with the terms of any arbitration agreement that the Participant has entered into with the Company (which, if applicable, is incorporated herein by reference), and otherwise: (i) all such disputes and claims shall be resolved by a neutral arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, which may be found on the Internet at www.adr.org (a printed copy of these rules is also available upon request to the Company’s Human Resources Department); (ii) the Company shall pay all applicable arbitration fees, except, if the Participant initiates such arbitration, then the Participant shall be responsible for paying filings fees in an amount equal to the filing fees the Participant would have paid had the Participant filed a complaint in a court of law; (iii) the Participant shall pay its own attorneys’ fees incurred in connection with the arbitration; (iv) such arbitration shall take place in the county in which the Participant works or worked for the Company at the time the arbitrable dispute or claim arose; (v) the arbitrator shall only have authority to hear claims brought by a party in its individual capacity, and not as a purported class, collective or representative proceeding; (vi) the arbitrator shall provide for adequate discovery and shall issue a written opinion; and (vii) the Participant and the Company hereby waive any right to a trial by jury.

ANNEX A

BLUE APRON HOLDINGS, INC.

Stock Option Exercise Notice

Blue Apron Holdings, Inc.

5 Crosby Street

New York, New York 10013

Dear Sir or Madam:

I,                                                (the “Participant”), hereby irrevocably exercise the right to purchase                    shares of Class A Common Stock, $0.0001 par value per share (the “Shares”), of Blue Apron Holdings, Inc. (the “Company”) at $         per share pursuant to the Company’s 2017 Equity Incentive Plan and a stock option agreement with the Company dated                                (the “Option Agreement”).  Enclosed herewith is a payment of $                      , the aggregate purchase price for the Shares.  The certificate for the Shares should be registered in my name as it appears below or, if so indicated below, jointly in my name and the name of the person designated below, with right of survivorship.

Dated:

Signature

Print Name

Address:

Name and address of persons in whose name the Shares are to be jointly registered (if applicable):